Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Jennifer Tweeton

                 VOLLMER

                 713-970-2100

SEITEL ANNOUNCES 2006 SECOND QUARTER RESULTS

Revenue Grows 35 Percent Year-on-Year; Net Income 86 Percent Higher Than First Quarter

HOUSTON, August 8, 2006 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today reported revenue of $48.5 million for the second quarter ended June 30, 2006, compared to revenue of $44.7 million in the first quarter of 2006 and $36.0 million in the second quarter of last year. Cash resales reached $27.0 million, compared to $33.6 million for the first quarter of 2006 and $21.0 million in the second quarter of last year, a 28% year-on-year improvement. This is the seventh consecutive quarter of year-on-year growth in cash resales as oil and gas activity in North America remained strong. For the six month period in 2006, cash resales were $60.6 million compared to $45.2 million in the same period for 2005, a 34% year-on-year improvement.

For the second quarter of 2006, net income was $12.6 million, or $0.08 per fully diluted share, compared to net income of $6.8 million, or $0.04 per fully diluted share, in the first quarter of this year and a loss of $695,000 in the second quarter of 2005. Net income for the first six months of 2006 reached $19.4 million, or $0.12 per fully diluted share, compared to a net loss of $841,000, or $0.01 per share, for the same period of 2005.

 "Our growing data library combined with increasing exploration activity have pushed our cash resales to a second quarter record high," commented Rob Monson, chief executive officer. "In addition to the excellent performance of our library across all regions, we made great progress towards our investment plan. New survey activity continued to ramp up and we purchased an attractive 600 square mile block of data from one of our customers in Louisiana. We expect this latest investment vintage will produce results similar to the returns we are realizing with our existing data.

"Our significant increases in operating margins and net income are further testaments to the quality of our data base, as fully amortized, vintage data remain in high demand," stated Monson. "With the continued strength of drilling and exploration in North America, we expect to continue to realize similar success for the remainder of the year."

The company reported operating income of $16.5 million in the 2006 second quarter, compared to operating income of $4.9 million in the 2005 second quarter and $12.0 million in the first quarter of this year. Operating margins improved to 34% during the current quarter, an improvement of 20 percentage points over the second quarter of 2005, and a sequential increase of 7 percentage points. Depreciation and amortization expense for the second quarter of 2006 was $23.0 million compared to $23.7 million for the same period in 2005 and to $23.8 million in the first quarter of this year. The 2006 period reflects lower amortization resulting from the effects of the level of revenue recognized on data with fully amortized costs, which increased to 72% of the total resales from the library as compared to 62% in the first quarter of this year and 52% for the second quarter of 2005.

Selling, general and administrative expenses were $8.9 million for the second quarter of 2006, compared to $9.0 million in the first quarter of this year and $7.3 million in the second quarter of 2005. The above expenses included non-cash compensation of $794,000 in the second quarter of 2006, $406,000 in the same period last year and $604,000 in the first quarter of 2006.

Cash margin, defined as cash revenues other than from data acquisition plus gain on sale of seismic data less cash expenses, is the indicator management believes best measures the level of cash from operations that is available for debt service and capital expenditures, net of underwriting. Cash margin for the second quarter increased to $21.3 million, compared to $15.6 million for the same period last year and $27.6 million for the first quarter of 2006. Cash margin for the 2006 six month period totaled $48.9 million compared to $33.2 million in the first six months of 2005. Our cash balances also continued to grow, closing at $88.3, up $7.8 million from the prior quarter end.

CONFERENCE CALL

Seitel will broadcast live via the Internet its 2006 second quarter results tomorrow, August 9 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To listen to the Webcast and gain access to the accompanying slide presentation, log on to the company's Website at http://www.seitel-inc.com/investorrelations.asp and click on the Second Quarter 2006 Earnings Webcast link. The Webcast will be available as a combined audio and visual presentation or as a visual presentation only (by using the "Live Phone Only" button on the Webcast) for those dialing in on the conference call. To dial in for the call and to participate in the question and answer session, dial 866-510-0704, passcode Seitel. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 50245113. A replay of the Webcast will be available on the investor relations page of the company's Website within 24 hours of the call. The slide presentation will be available immediately after the call on the company's Website at http://www.seitel-inc.com/investorrelations.asp.

ABOUT SEITEL

Seitel (OTC Bulletin Board: SELA), founded in 1982, has grown to become the owner of one of the largest seismic data libraries providing information to the North American oil and gas market. Focused on the U.S. and Canada, the company owns data in all the major exploration and production basins. Seitel continues to grow the data library using its 20 years of experience in performing seismic surveys in North America. Seitel's strengths include expertise in managing and delivering seismic data, as well as an experienced and dynamic sales and marketing team. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. The company has ownership in over 37,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In thousands, except share and per share amounts)

	(Unaudited)
	June 30,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$88,328	$78,097
Restricted cash	102	85
Receivables
Trade, net	43,668	27,385
Notes and other, net	1,146	509
Net seismic data library	123,778	111,946
Net property and equipment	8,622	9,456
Oil and gas operations held for sale	358	194
Investment in marketable securities	74	54
Prepaid expenses, deferred charges and other	14,008	13,071
Deferred income taxes	5,611	5,874

TOTAL ASSETS	$285,695	$246,671

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$38,383	$25,666
Income taxes payable	43	276
Oil and gas operations held for sale	148	40
Debt
Senior Notes	185,522	185,272
Notes payable	361	378
Obligations under capital leases	3,065	2,950
Deferred revenue	47,945	43,250
TOTAL LIABILITIES	275,467	257,832

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share; authorized
5,000,000 shares; none issued	-	-
Common stock, par value $.01 per share; authorized
400,000,000 shares; issued and outstanding 155,387,831
shares at June 30, 2006 and 153,604,345 shares at
December 31, 2005	1,554	1,536
Additional paid-in capital	239,363	241,289
Retained deficit	(236,869)	(256,227)
Deferred compensation - restricted stock	-	(2,944)
Notes receivable from officers and employees for stock
purchases	-	(1)
Accumulated other comprehensive income	6,180	5,186
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	10,228	(11,161)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$285,695	$246,671

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

 (In thousands, except per share amounts)

	Three Months Ended June 30,
	2006	2005

REVENUE	$48,542	$35,961

EXPENSES
Depreciation and amortization	23,034	23,665
Loss on sale of seismic data	26	-
Cost of sales	55	49
Selling, general and administrative expenses	8,906	7,318
	32,021	31,032

INCOME FROM OPERATIONS	16,521	4,929

Interest expense, net	(4,989)	(6,029)
Foreign currency exchange gains (losses)	1,295	(625)
Loss on sale of security	-	(11)

Income (loss) from continuing operations before income taxes	12,827	(1,736)

Provision (benefit) for income taxes	199	(1,039)

Income (loss) from continuing operations	12,628	(697)

Income (loss) from discontinued operations	(9)	2

NET INCOME (LOSS)	$12,619	$(695)

Income (loss) per share:
Basic:
Income (loss) from continuing operations	$.08	$-
Income (loss) from discontinued operations	-	-
Net income (loss)	$.08	$-
Diluted:
Income (loss) from continuing operations	$.08	$-
Income (loss) from discontinued operations	-	-
Net income (loss)	$.08	$-

Weighted average number of common and
common equivalent shares:
Basic	150,857	152,276
Diluted	166,760	152,276

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

 (In thousands, except per share amounts)

	Six Months Ended June 30,
	2006	2005

REVENUE	$93,240	$83,267

EXPENSES
Depreciation and amortization	46,812	56,922
Gain on sale of seismic data	(231)	-
Cost of sales	163	88
Selling, general and administrative expenses	17,936	15,338
	64,680	72,348

INCOME FROM OPERATIONS	28,560	10,919

Interest expense, net	(9,897)	(11,979)
Foreign currency exchange gains (losses)	1,134	(817)
Loss on sale of security	-	(11)

Income (loss) from continuing operations before income taxes	19,797	(1,888)

Provision (benefit) for income taxes	383	(1,028)

Income (loss) from continuing operations	19,414	(860)

Income from discontinued operations	4	19

NET INCOME (LOSS)	$19,418	$(841)

Income (loss) per share:
Basic:
Income (loss) from continuing operations	$.13	$(.01)
Income from discontinued operations	-	-
Net income (loss)	$.13	$(.01)
Diluted:
Income (loss) from continuing operations	$.12	$(.01)
Income from discontinued operations	-	-
Net income (loss)	$.12	$(.01)

Weighted average number of common and
common equivalent shares:
Basic	150,790	152,065
Diluted	165,717	152,065

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The following table summarizes the components of our revenue for the three and six months ended June 30, 2006 and 2005 and the three months ended March 31, 2006 (in thousands):

	Three Months			Six Months
	Ended			Ended
	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005

Acquisition revenue:
Cash underwriting	$12,649	$3,110	$8,809	$21,458	$15,142
Underwriting from non-monetary
exchanges	701	310	1,835	2,536	697
Total acquisition revenue	13,350	3,420	10,644	23,994	15,839
Licensing revenue:
Cash resales	26,958	21,020	33,626	60,584	45,232
Non-monetary exchanges	2,242	6,236	2,037	4,279	6,841
Revenue deferred	(13,095)	(12,057)	(14,883)	(27,978)	(24,724)
Recognition of revenue previously
deferred	16,543	15,788	11,004	27,547	37,413
Total resale revenue	32,648	30,987	31,784	64,432	64,762
Solutions and other	2,544	1,554	2,270	4,814	2,666
Total revenue	$48,542	$35,961	$44,698	$93,240	$83,267

The following table shows the percentage growth in cash resales and total revenue year-on-year for second quarter 2005 to second quarter 2006:

Year-on-Year
Cash resales	28%
Total revenue	35%

The following table shows cash margin (defined as cash revenues other than from data acquisitions plus gain on sale of seismic data less cash selling, general and administrative expenses and costs of goods sold) and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, operating income, for the three and six months ended June 30, 2006 and 2005 and the three months ended March 31, 2006 (in thousands):

	Three Months			Six Months
	Ended			Ended
	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005
Cash margin	$21,302	$15,613	$27,619	$48,921	$33,232
Add (subtract) other revenue components
not included in cash margin:
Acquisition revenue	13,350	3,420	10,644	23,994	15,839
Non-monetary exchanges	2,242	6,236	2,037	4,279	6,841
Revenue deferred	(13,095)	(12,057)	(14,883)	(27,978)	(24,724)
Recognition of revenue
previously deferred	16,543	15,788	11,004	27,547	37,413
Non-cash Solutions revenue	7	-		7	-
Less:
Depreciation and amortization	(23,034)	(23,665)	(23,778)	(46,812)	(56,922)
Non-cash operating expenses	(794)	(406)	(604)	(1,398)	(760)
Operating income, as reported	$16,521	$4,929	$12,039	$28,560	$10,919

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The following table summarizes the cash and non-cash components of our selling, general and administrative ("SG&A") expenses for the three months ended June 30, 2006 and 2005 and the three months ended March 31, 2006 (in thousands):

	Three Months Ended
	June 30,	June 30,	March 31,
	2006	2005	2006
Cash SG&A	$8,112	$6,912	$8,426
Non-cash SG&A	794	406	604
Total SG&A	$8,906	$7,318	$9,030

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